Exhibit 99.1

FOR IMMEDIATE RELEASE

GLOBAL NET LEASE ANNOUNCES OVER $33 MILLION OF ACQUISITIONS AND $56 MILLION

OF DISPOSITIONS IN 2022 AND A 2023 ACQUISITION PIPELINE OF APPROXIMATELY $65 MILLION

3.6 million square feet of lease renewals and expansions in 2022

NEW YORK, December 21, 2022 – Global Net Lease, Inc. (“GNL”) (NYSE: GNL/ GNL PRA / GNL PRB) announced today that it closed on three acquisitions during 2022 with a total contract purchase price of $33.3 million. These acquisitions had a going-in cap rate of 6.8%1 weighted-average cap rate of 7.7%2 and a weighted-average remaining lease term of 13.6 years. The Company also has a 2023 forward acquisition pipeline of $64.7 million, which is expected to close in the first quarter of 2023. Furthermore, GNL completed the disposition of three properties in the US, UK and France for a total of $56.0 million. Additionally, as of the end of the third quarter, GNL had signed lease renewals and expansions that totaled 3.6 million square feet that increased the weighted-average remaining lease term at the subject properties to 9.3 years from 3.5 years.

“We are very pleased with GNL’s acquisition, disposition and leasing activity during the last year” said James Nelson, CEO of GNL. “We continue to strengthen our best-in-class portfolio through thoughtful acquisitions and strategic dispositions in the United States, the UK and Europe. We anticipate continuing this activity into 2023 while maintaining a strong focus on leasing and building relationships with existing tenants in our portfolio.”

About Global Net Lease, Inc.

Global Net Lease, Inc. (NYSE: GNL) is a publicly traded real estate investment trust listed on the NYSE focused on acquiring a diversified global portfolio of commercial properties, with an emphasis on sale-leaseback transactions involving single tenant, mission critical income producing net-leased assets across the United States, Western and Northern Europe. Additional information about GNL can be found on its website at www.globalnetlease.com.

Footnotes

1.	Going-in capitalization rate is a rate of return on a real estate investment property based on the expected, cash rental income that the property will generate under its existing lease during the first year of the lease. Going-in capitalization rate is calculated by dividing the cash rental income the property will generate during the first year of the lease (before debt service and depreciation and after fixed costs and variable costs) and the purchase price of the property. The weighted average going-in capitalization rate is based upon square feet of the date of acquisition.
2.	Capitalization rate is a rate of return on a real estate investment property based on the expected, annualized straight-line rental income that the property will generate under its existing lease. Capitalization rate is calculated by dividing the average annualized straight-line rental income the property will generate (before debt service and depreciation and after fixed costs and variable costs) and the purchase price of the property. The weighted average capitalization rate is based upon square feet.

Important Notice

The statements in this press release that are not historical facts may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause actual results or events to be materially different. The words “may,” “will,” “seeks,” “anticipates,” “believes,” “expects,” “estimates,” “projects,” “plans,” “intends,” “should” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These forward-looking statements are subject to a number of risks, uncertainties and other factors, many of which are outside of GNL’s control, which could cause actual results to differ materially from the results contemplated by the forward-looking statements. These risks and uncertainties include (a) the potential adverse effects of (i) the global COVID-19 pandemic, including actions taken to contain or treat COVID-19, and (ii) the geopolitical instability due to the ongoing military conflict between Russia and Ukraine, including related sanctions and other penalties imposed by the U.S. and European Union, and the related impact on GNL, GNL’s tenants and the global economy and financial markets, and (b) that any potential future acquisition is subject to market conditions and capital availability and may not be completed on favorable terms, or at all, as well as those risks and uncertainties set forth in the Risk Factors section of GNL’s Annual Report on Form 10-K for the year ended December 31, 2021 filed on February 24, 2022, and all other filings with the Securities and Exchange Commission after that date, as such risks, uncertainties and other important factors may be updated from time to time in the Company’s subsequent reports. Further, forward-looking statements speak only as of the date they are made, and GNL undertakes no obligation to update or revise any forward-looking statement to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time, unless required to do so by law.

Contacts:

Investors and Media:

Email: investorrelations@globalnetlease.com

Phone: (212) 415-6510